IMAGING3, INC.

CONVERTIBLE NOTE AMENDMENT AGREEMENT

This CONVERTIBLE NOTE AMENDMENT AGREEMENT is entered into as of January 5, 2017 between Imaging3, Inc., a California corporation (the “Company”), and each of the lenders (each being the “Lender” and collectively, the “Lenders”) who sign this Agreement (this “Agreement”).

The parties hereby agree as follows:

SECTION 1
AMENDMENT OF NOTES AND WARRANTS

1.1       Amendment of Notes and Warrants for Old Notes and Warrants

(a)       The Company has borrowed $662,000 from Lenders (face amount) for which the Company issued 10% OID Secured Convertible Notes and related warrants (“the “Original Notes” and the “Original Warrants,” respectively), as shown on Exhibit A.

(b)       Subject to the terms and conditions hereof, each Lender agrees to amend the terms and conditions of the Original Notes as described in the AMENDMENT NO. 1 TO 10% OID SECURED CONVERTIBLE NOTE, the form of which is shown in Exhibit B (the “Amendment”). This Amendment extends the Maturity Date to August 31, 2017, changes the interest rate to 10.0% per annum from January 1, 2017 through to the Maturity Date, and changes the terms and conditions upon which the notes convert into shares of Company stock. It is hereby agreed that the Company will make a payment to Gemini Master Fund, Ltd. of up to $100,000 (at Gemini’s discretion), from the proceeds of any Qualified Offering (as described in the Amendment), prior to the conversion that such a Qualified Offering would mandate.

(c)       Subject to the terms and conditions hereof, each Lender agrees to amend the terms and conditions of the Original Warrants as described in AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT, the form of which is shown in Exhibit C1. (the “Warrant Amendment”). This Warrant Amendment reduces the number of common shares exercisable by three-quarters (75.0%). In exchange for such a reduction, the Company shall issue to each Lender a convertible promissory note, in the same form as the Original Notes as amended pursuant to this Agreement, whereby the principal amount of each such note is equal to the total number of shares underlying all Original Warrants held by such Lender multiplied by 75% and then multiplied by $0.0025 (the “Additional Convertible Note”). Each such Additional Convertible Note will begin accruing interest on January 1, 2017. See Exhibit C2 for the calculations of the revised number of shares underlying the Original Warrants and the principal balances of the Additional Convertible Notes.

(d)       The Additional Convertible Notes will be secured by that same UCC-1 financing statement that was related to the Original Notes and that was filed by the Company, on behalf of the Lenders, with the Secretary of State of California. In addition, all parties hereby re-affirm all the terms, conditions, rights, responsibilities, duties, and obligations contained in that Security Agreement, dated March 31, 2016, that was executed by all the parties of this Agreement; and, by doing so, it is expressly understood that the Lenders shall maintain their security interest in all the assets of the Company, including any prototypes and all intellectual property (to include, among other things, the patents and trademarks) of the Company until the following are fully satisfied: (i) the Original Notes, as amended; (ii) the Additional Convertible Notes; and (iii) any secured convertible notes associated with the Additional Loans described later herein (Section 2).

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	1

(e)       It is hereby understood and agreed that any indemnification of the Lender--pursuant to Section 4.10 (titled “Indemnification of the Purchasers”) of the Security Purchase Agreements_ relating to the initial issuance of the Original Notes and Original Warrant--remains in full force and effect.

1.2       Delivery.

(a)       Within one week after the complete execution of this Convertible Note Amendment Agreement by the Lenders and by the Company (the “Closing”), and assuming that all the conditions described in Section 5 have been satisfied, the Company shall send to each Lender an Amendment in the form shown in Exhibit B for each of the Original Notes held by such Lender and a Warrant Amendment.in the form shown in Exhibit C1 for each of the Original Warrants held by such Lender.

(b)       Within one week after receipt of the Amendments and the Warrant Amendments, each Lender shall execute all the Amendments and Warrant Amendments and return them to the Company at its offices located at 3022 North Hollywood Way, Burbank CA 91505.

(c)       Within one week after receipt of the duly executed Amendments and the Warrant Amendments, the Company shall send to each Lender an executed Additional Convertible Note.

SECTION 2

AGREEMENT TO PROVIDE ADDITIONAL LOANS

Lenders hereby agree to provide additional loans of up to a total of $200,000 to the Company, in increments of $50,000 (collectively, the “Additional Loans”), as follows:

2.1       The Company, at its discretion, can call down a $50,000 tranche through email notice to the Lenders collectively, with the provision that such call-down notices must not be within 30 days of each other.

2.2       Each Lender, upon receipt of such call-down notice, would have five business days to wire transfer its pro-rata share of the $50,000, as shown in Exhibit D, to the Company’s bank account.

2.3       The Company would then send to each Lender, within five business days of the receipt of the relevant wire transfer, a convertible promissory note, in the same form as the Original Note as amended pursuant to this Agreement, except that the date of the note would be the effective date of the relevant wire transfer and the 10.0% annual interest on the note would begin to accrue on the effective date; in addition, the face amount of each such note shall be 118.75% of the amount loaned.

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	2

2.4       Within this same five-day period, the Company would also send to each Lender a warrant, in the form of the Original Warrants, whereby each warrant grants the Lender the right to purchase, for $0.01 per share, that number of common shares equal to the number of dollars loaned multiplied by 25.

2.5       If there is an Event of Default under the Original Notes (other than an Event of Default pursuant to Section 9.a.iv of the Original Notes), this requirement of the Lender to provide Additional Loans to the Company shall cease to exist.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule attached hereto as Exhibit E, the Company hereby represents and warrants to the Lender that the statements in the following paragraphs of this Section 3 are true and correct to the best of the knowledge of the Company’s officers as of the date of this Agreement:

3.1       Authorization. All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company for the amendment of the Original Notes and issuance of the Additional Convertible Notes and the New Warrants hereunder has been taken. This Agreement, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company enforceable in accordance with its terms, subject to (i) laws of general application relating to specific performance, injunctive relief or other equitable remedies, and (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally.

3.2       Litigation. There are no legal actions, suits, arbitrations or other legal administrative or governmental proceedings pending or, to the Company’s knowledge, threatened against the Company, or against the assets or business of the Company, and the Company is not aware of any facts that might result in or form the basis for any such action, suit, arbitration or other proceeding.

3.3       Full Disclosure. To the Company’s knowledge, no representation or warranty made by the Company in this Agreement, or in any document furnished by the Company to the Lender pursuant to this Agreement, when taken together with this Agreement in its entirety and all such documents, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in light of the circumstances under which they are made.

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	3

SECTION 4
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE LENDER

The Lender hereby represents, warrants and agrees as follows:

4.1       Authorization. This Agreement constitutes the Lender’s valid and legally binding obligation, enforceable in accordance with its terms except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) the effect of rules of law governing the availability of equitable remedies. The Lender represents that it has full power and authority to enter into this Agreement and the Registration Rights Agreement.

4.2       Sophistication The Lender has the capacity to protect its own interests in connection with the Lender’s acquisition of the Securities.

4.3       Access to Data The Lender has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and the opportunity to inspect Company facilities and such books and records and material contracts as the Lender deemed necessary to its determination to purchase the Securities.

SECTION 5
CONDITIONS TO LENDER’S OBLIGATIONS AT CLOSING

The obligations of the Lender under Sections 1 and 2 of this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

5.1       Representations and Warranties Each of the representations and warranties of the Company contained in Section 3 shall be true and correct when made and as of the Closing as if made on such date.

5.2       Related Agreements. The Company shall have fully executed the Agreement to Amend Medley Employment Agreement and the Agreement to Amend Aguilar Employment Agreement with Dane Medley and Xavier Aguilera, respectively, attached hereby as Exhibit F1 and Exhibit F2.

5.3       Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

5.4       All in. The Company shall have received an executed Agreement from each of the Lenders.

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	4

SECTION 6
CONDITIONS TO COMPANY’S OBLIGATIONS AT CLOSING

The Company’s obligation to amend the Original Notes and issue New Warrants and Additional Convertible Notes is subject to the fulfillment (or waiver by the Company) of the following conditions:

6.1       Representations and Warranties. The representations and warranties made by the Lenders in Section 3 hereof shall be true and correct when made and as of the Closing as if made on such date.

6.2       Delivery of Original Documents. The Lenders shall have delivered to the Company the Original Warrants in accordance with Section 1.3(a) of this Agreement, or, in the alternative, the Lender shall have executed an agreement, as prepared by the Company, that cancels the respective Lender’s Original Warrants.

SECTION 7
COVENANTS OF THE COMPANY AFTER CLOSING

7.1       Use of Proceeds. The Company covenants that it will use proceeds from the Additional Loan for the Company’s working capital purposes and to raise additional capital.

7.2       Payments on Notes. The Company shall offer to all of the Lenders the same rights for prepayments, on a pro-rata basis, pursuant to the terms of all the notes referenced herein (“All Convertible Notes”). Upon maturity, the Company shall treat All Convertible Notes in the same manner, on a pro-rata basis, without giving preferential or discriminatory treatment to any of the notes or any of the Lenders.

7.3       Obligations. The Company shall perform and honor all of its obligations under the Notes, the Security Agreement, the Warrants and this Agreement.

SECTION 8
RESTRICTIONS ON TRANSFERABILITY OF SECURITIES

8.1       Restrictions on Transferability All Convertible Notes and the New Warrants shall be transferable to any accredited investor upon the conditions specified in this Section 8. The Lender will cause any proposed transferee of any such notes or warrants to agree to take and hold such notes subject to the provisions and upon the conditions specified in this Section 8.

SECTION 9
MISCELLANEOUS

9.1       Holding Period for Notes and Warrants. Pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, the holding period of the Original Notes and Original Warrants as amended (and the underlying shares of Common Stock issuable upon conversion thereof or in payment of interest thereon) shall tack back to the original issue date of such respective notes and warrants. The Company agrees not to take a position contrary to this paragraph. The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions, necessary to issue to the Note (and such underlying shares) without restriction and not containing any restrictive legend without the need for any action by the Holder. The Company is not subject to Rule 144(i). This Amendment Agreement is not satisfying the obligations under the Notes and shall not constitute a novation or satisfaction and accord of any of the Notes. Without limiting any of the terms, conditions or covenants contained in this Agreement or other documents, if at any time it is determined that any underlying shares are not freely tradable without restriction or limitation pursuant to Rule 144, then the Company shall promptly register the resale of all underlying shares under the Securities Act by filing a registration statement with the SEC as soon as practicable (but in no event later than 60 days) and causing such registration statement to be declared effective as soon as practicable (but in no event later than 120 days)

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	5

9.2       Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement and the Closing.

9.3       Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

9.4       Entire Agreement; Amendment This Agreement, together with the exhibits to this Agreement, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Agreement and the Security Agreement may be amended and the observance of any term of this Agreement and the Security Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Lenders who have loaned more than half of the aggregate Principal Amounts loaned by all of the Lenders under this Agreement. Any amendment or waiver effected in accordance with this Section 8.4 shall be binding upon the Company, the Lender and each future holder of the Securities.

9.5       Expenses The Company and the Lenders shall each bear their own fees and legal expenses.

9.6       Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by U.S. mail, postage prepaid, or otherwise delivered by hand, messenger, telecopier or a nationally recognized overnight courier service, addressed to the Lender and the Company at the addresses set forth on the signature page.

All such notices, requests and other communications will (i) if delivered personally or by express courier to the address as provided in this Section 8.6, be deemed given upon delivery, or (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 8.6, be deemed given upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving ten (10) days’ prior written notice specifying such change to the other party hereto.

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	6

9.7       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Signatures may be delivered and transmitted by facsimile transmission.

9.8       Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

9.9       Finder’s Fees. The Lender agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ or broker’s fee (and any asserted liability) for which the Lender or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Lender from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

9.10       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

9.11       Cooperation. With respect to performance of the terms of this Agreement, each party shall use its good faith efforts to cooperate and to take such actions as may be appropriate to carry out the terms and intentions of this Agreement. Whenever a party’s approval is required with respect to the terms of this Agreement, such approval will not be unreasonably withheld.

9.12       Individual Decision-Making. Each Lender is acting individually and is making its own decision based on its individual diligence and discussions with the Company.

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Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	7

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Amendment Agreement as of the date first set forth above.

COMPANY:

IMAGING3, INC.

3022 North Hollywood Way,

Burbank, California 91505

Attention: Dane Medley

Mobile: 714-944-5494

By:

Its:

Date:____________, 20__

LENDERS:

Name:	ALPHA CAPITAL ANSTALT

Signature:

Date:____________, 20__

Name:	BRIO CAPITAL MASTER FUND, LTD.

Signature:

Date:____________, 20__

Name:	GEMINI MASTER FUND, LTD.

Signature:

Date:____________, 20__

Name:	SAH TRUST

Signature:

Date:____________, 20__

Name:	DAN AND ELLEN TRONSON FAMILY TRUST

Signature:

Date:____________, 20__

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	8

Exhibit A

ORIGINAL NOTE HOLDERS

Old Notes			Number of Old Warrants
	Cash Loaned	Face Amt.	1/1/17 Balance	
Alpha Capital Anstalt				
4/27/15	$ 50,000	$ 56,000	$ 70,730.30	500,000
8/27/15	$ 40,000	$ 44,000	$ 52,904.88	5,000,000
4/26/16	$ 25,000	$ 27,500	$ 29,783.63	5,000,000
	$ 115,000	$ 127,500	$ 153,418.81	10,500,000
Brio Capital Master Fund, Ltd.				
4/27/15	$ 50,000	$ 56,000	$ 70,730.30	500,000
8/27/15	$ 40,000	$ 44,000	$ 52,904.88	5,000,000
4/26/16	$ 25,000	$ 27,500	$ 29,783.63	5,000,000
	$ 115,000	$ 127,500	$ 153,418.81	10,500,000
Gemini Master Fund, Ltd.				
4/27/15	$ 50,000	$ 56,000	$ 70,730.30	500,000
8/27/15	$ 40,000	$ 44,000	$ 52,904.88	5,000,000
	$ 90,000	$ 100,000	$ 123,635.18	5,500,000
SAH Trust (Chip Schwerzel)				
4/27/15	$ -	$ -	$ -	500,000
8/27/15	$ 40,000	$ 44,000	$ 52,904.88	5,000,000
4/26/16	$ 50,000	$ 55,000	$ 59,567.26	10,000,000
8/26/16	$ 60,000	$ 65,000	$ 67,279.45	6,500,000
	$ 150,000	$ 164,000	$ 179,751.59	22,000,000
Dan and Ellen Tronson Family Trust				
8/27/15	$ 50,000	$ 55,000	$ 66,131.10	5,000,000
4/26/16	$ 50,000	$ 55,000	$ 59,567.26	10,000,000
10/11/16	$ 30,000	$ 33,000	$ 33,741.37	3,000,000
	$ 130,000	$ 143,000	$ 159,439.73	18,000,000

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	9

Exhibit B

AMENDMENT NO. 1 TO

10% OID SECURED CONVERTIBLE NOTE

This AMENDMENT NO. 1 (the “Amendment”) to that certain 10% OID SECURED CONVERTIBLE NOTE dated __________________ in favor of the Holder (the “Note”) is entered into as of January 1, 2017, between Imaging3, Inc., a California corporation (the “Company”), and the Holder listed on the signature page attached hereto (the “Holder”).

RECITALS

WHEREAS, the Holder is a stockholder in the Company;

WHEREAS, the Holder loaned the Company $__,000 (face amount) on __________, 20__ pursuant to the Note;

WHEREAS, Holder has entered into that certain Convertible Note Amendment Agreement by and among the Company, the Holder, and other Holders, whereby the Company and the Holder agreed to amend the Note; and the Company and the Holder now desire to amend the Note as set forth below.

NOW THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder agree as follows:

1. Amendment to the Note.

1.1 The second paragraph of the Note is hereby amended and restated in its entirety as follows:

FOR VALUE RECEIVED, the Company promises to pay to _______________ or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of USD $__________ on August 31, 2017 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

1.2 Section 2(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

a) Payment of Interest in Cash. Interest on this Note shall accrue (i) at an annual rate equal to 10% for a period of six months following the effective date of the Note; (ii), at an annual rate of 18% for the period starting on the six-month anniversary of the effective date of the Note until December 31, 2016; and (iii) at an annual rate of 10.0% from January 1, 2017 until the Maturity Date. The Note shall be payable on the Maturity Date unless otherwise provided for herein.

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	10

1.3 Section 4(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

a)       Conversion of Note. Subject to the conversion limitations set forth in Section 4(d) hereof, until this Note is no longer outstanding, it shall be convertible, in whole or in part, as described in the sections below

i.	Optional Conversion. Upon the closing by the Company of any common or preferred stock equity financing with rights, preferences, and privileges equal to or better than the common stock outstanding (an “Offering”), whereby the aggregate gross proceeds raised from all such Offerings is less than $2,500,000 (a “Non-Qualified Financing”), then some or all of the principal amount and accrued interest due hereunder may, at the option of the Holder, be converted into shares of the stock of the Company that are sold at the closing of such Non-Qualified Financing. When the Holder elects to convert, the Holder shall receive the same consideration that is issued in the Non-Qualified Financing on the same terms and conditions as the other investors participating in the Non-Qualified Financing, except that the Holder shall convert the principal amount and accrued interest due hereunder at the lower of: (a) the price per share of the Non-Qualified Financing in question or (b) the average weighted price per share of all Non-Qualified Financings to date.

ii.	Mandatory Conversion. Upon the closing by the Company of any Offering whereby the aggregate gross proceeds raised from all such Offerings is equal to or greater than $2,500,000 (a “Qualified Financing”), then, provided there has not been an Event of Default (other than an Event Default pursuant to Section 9.a.iv of the Original Note), all of the principal amount and accrued interest due hereunder shall automatically be converted into shares of the stock of the Company that are sold at the closing of the Qualified Financing. The conversion process will be the same as described in Section 4 in that the Holder shall receive the same consideration that is issued in the Qualified Financing on the same terms and conditions as the other investors participating in the Qualified Financing, except the Holder shall convert the principal amount and accrued interest due hereunder at the lower of: (a) the price per share of the Qualified Financing or (b) the average weighted price per share of all Offerings to date, including the Qualified Financing. If there is an Event of Default (other than an Event Default pursuant to Section 9.a.iv of the Original Note) prior to mandatory conversion, the Holder shall no longer be subject to a mandatory conversion, and shall have the option, at its discretion, to convert any or all of the principal amount and accrued interest hereunder into common shares of stock of the Company at a conversion price of $0.01, subject to adjustment herein (the “Conversion Price”).

iii.	Notices of Offering. The Company must notice the Holder, via email and within five business days of the closing of any Offering, that an Offering has occurred (and the date thereof) and state in such notice: (a) the price per share of the most-recent Offering, together with all the terms and conditions thereof; (b) the average weighted price per share of all Offerings to date; (c) the aggregate gross proceeds from all Offerings to date; and (d) whether such Offering qualifies as a Non-Qualified Financing or a Qualified Financing. All the pertinent financing documents must be included with such notice. It is understood that, with respect to any notes that convert into an Offering, any accrued interest or original discount thereof shall not be considered part of the gross proceeds.

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	11

iv.	Mechanics of Conversion. Within five days of receipt of the Notice of Offering as described immediately above, the Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted. The date on which such conversion shall be effected shall be the date of the closing of the Offering referenced in the relevant Notice of Offering (such date, the “Conversion Date”). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding amount of this Note in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the amount(s) converted and the date of such conversion(s). The Company may deliver an objection to any Notice of Conversion within two (2) Business Days of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

1.4 Section 4(b) of the Agreement, which defines “Conversion Price,” is hereby deleted in its entirety.

1.5 Section 6.a shall be replaced in its entirety with the following:

a) Optional Redemption. Subject to the provisions of this Section 6(a) and subject to Holder’s approval, at any time the Company may deliver a notice to the Holder (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem some or all of the then outstanding principal amount of this Note for cash in an amount equal to the Optional Redemption Amount on the tenth Trading Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date,” such ten (10) Trading Day period, the “Optional Redemption Period” and such redemption, the “Optional Redemption”).

2. Miscellaneous.

2.1 Full Force and Effect. Except as otherwise provided in Section 1 above, the terms and conditions of the Agreement shall remain in full force and effect.

2.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

2.3 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	12

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first written above. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

COMPANY:

IMAGING3, INC.

By:
Dane Medley, CEO

HOLDER:

Name of Holder:

By (name):

Signature:

Title:

Address:

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	13

Exhibit C1

AMENDMENT NO. 1 TO

COMMON STOCK PURCHASE WARRANT

This AMENDMENT NO. 1 (the “Amendment”) to that certain COMMON STOCK PURCHASE WARRANT numbered _____________ and dated __________________ in favor of the Holder (the “Warrant”) is entered into as of January 2, 2017, between Imaging3, Inc., a California corporation (the “Company”), and the Holder listed on the signature page attached hereto (the “Holder”).

RECITALS

WHEREAS, the Holder is a stockholder in the Company;

WHEREAS, the Holder loaned funds to the Company and was issued a 10% OID Convertible Secured Note and the Warrant as described above;

WHEREAS, Holder has entered into that certain Convertible Note Amendment Agreement by and among the Company, the Holder, and other Holders, whereby the Company and the Holder agreed to amend the Warrant such that Holder will have the right to purchase twenty-five percent (25.0%) of the shares previously purchaseable under the Warrant; and the Company and the Holder now desire to amend the Note as set forth below.

NOW THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder agree as follows:

1. Amendment to the Warrant.

1.1 The following paragraph shall be inserted second paragraph of the Note is hereby amended and restated in its entirety as follows:

IMAGING3, INC., a corporation organized under the laws of California (the “Company”), hereby certifies that, for value received, __________________________, or assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company (as defined herein) from and after the Issue Date of this Warrant and at any time, up to __________ fully paid and nonassessable shares of Common Stock (as hereinafter defined), par value of $0.001 per share, at the applicable Exercise Price per share (as defined below). This number of shares represents twenty-five percent (25.0%) of the number of shares that the Holder had the right to purchase in the warrant as originally issued and as stated just below the legend above. The number and character of such shares of Common Stock and the applicable Exercise Price per share are subject to adjustment as provided herein.

2. Miscellaneous.

2.1 Full Force and Effect. Except as otherwise provided in Section 1 above, the terms and conditions of the Agreement shall remain in full force and effect.

2.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

2.3 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	14

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first written above. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

COMPANY:

IMAGING3, INC.

By:
Dane Medley, CEO

HOLDER:

Name of Holder:

By (name):

Signature:

Title:

Address:

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	15

Exhibit C2

REVISED NO. OF SHARES UNDERLYING THE WARRANT AND ADDITIONAL CONVERTIBLE NOTES

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	16

Exhibit D

PRO RATA SHARE OF ADDITIONAL LOANS

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	17

Exhibit E

DISCLOSURE SCHEDULE

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	18

Exhibit F1

AGREEMENT TO AMEND MEDLEY EMPLOYMENT AGREEMENT

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	19

Exhibit F2

AGREEMENT TO AMEND AGUILERA EMPLOYMENT AGREEMENT

Convertible Note Amendment Agreement, Imaging3, Inc. 2017-01	20